Exhibit 16.1

Latin America Ventures, Inc.
File No. 000-53132
Form 8-K

Letterhead of S. W. Hatfield, CPA

May 13, 2010

U. S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Gentlemen:

On May 13, 2010, this Firm received the final draft copy of a Current Report on Form 8-K to be filed by Latin America Ventures, Inc. (SEC File # 000-53132 CIK: 1427714) (Company) reporting an Item 4.01 - Changes in Registrant’s Certifying Accountant.

We have no disagreements with the statements made in the draft Form 8-K, Item 4.01 disclosures which we read.

Yours truly,

/s/ S. W. Hatfield, CPA

S. W. Hatfield, CPA
Dallas, Texas